Exhibit 99.1

News Release

PartnerRe Ltd. Provides Update on January 2007 Non-Life Renewals

     PEMBROKE, Bermuda, January 22, 2007 -- PartnerRe Ltd. (NYSE:PRE) today announced that during the January 1 renewal season it had written and bound approximately $1.8 billion of estimated Non-Life premium. On a constant foreign exchange basis, that represents a 4 percent decline over total renewable expiring premium of $1.9 billion. The January 1, 2007 renewals are expected to represent 55% or approximately the same percentage of the total annual Non-Life business as in 2006. The Non-Life renewal does not include PartnerRe’s Life or ART operations.

     PartnerRe President and Chief Executive Officer Patrick Thiele said, “Overall, we found the market to be orderly at January 1. A significant amount of business – almost 10 percent of our renewable premium – left the reinsurance market as cedants continued to retain more risk. Despite this, competition at the reinsurance level was reasonable. Absent significant market loss events, we would expect competition in all lines to increase for the remainder of the year.”

     Renewable expiring premium of $1.9 billion excludes policies remaining in process or which were extended for renewal later in 2007. Of this amount, approximately $207 million, or 11 percent, was removed from the market as a result of cedants’ decisions to retain more of their business, or restructure quota share coverages to excess of loss treaties, which provide less premium. In addition, PartnerRe declined to renew approximately $125 million, or 6 percent of expiring premiums, due to pricing or terms and conditions that did not meet the Company’s objectives.

     Renewal increases were primarily the result of increased participations on existing treaties as pricing was generally on the decline for other than U.S. wind-exposed business. In addition, new business totaled $164 million with the Worldwide Specialty sub-segment having the greatest success. PartnerRe benefited from its long-standing client relationships.

     Mr. Thiele said, “We are generally pleased with the January 1 renewals. While we wrote modestly lower levels of premium in the January 1, 2007 renewals, we were able to shift our capital to higher return, more capital intensive lines, and thus maintain a level of priced profitability that is generally consistent with 2006 renewals, and above our long term target. This shift to higher return lines was accompanied by a modest increase in portfolio volatility.”

     Below is a table outlining our January 1, 2007 Non-Life renewals followed by a table showing the allocation of our deployed underwriting capital, which is an internal measure the Company has determined to be necessary to support its underwriting risks:

PartnerRe January 1, 2007 Non-Life Renewal
(amounts are in U.S. $ millions and are on a constant foreign exchange basis)
	US P&C	Global P&C	Worldwide	Total
			Specialty

Renewable Base	$341	$660	$926	$1,927
Non-Renewed	(66)	(111)	(156)	(333)
Renewed	$275	$549	$770	$1,594
Renewal Increases	24	16	43	83
New Business	25	49	90	164
Total Estimated Premium	$324	$614	$903	$1,841
Growth %	-5%	-7%	-2%	-4%

PartnerRe Underwriting Capital Deployed in January 1 Renewals
	2005	2006	2007

Casualty	21%	18%	16%
Property	28%	26%	27%
Specialty Lines (including Catastrophe)	44%	50%	52%
Motor	7%	6%	5%
Total	100%	100%	100%

     PartnerRe is scheduled to release fourth quarter and full year 2006 results after the close of trading on Monday, February 5, 2007. PartnerRe Management will conduct a conference call and webcast on Tuesday, February 6, 2007 at 10:00 a.m. Eastern to discuss earnings and provide additional information on the January 1, 2007 renewal.

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     PartnerRe Ltd. is a leading global reinsurer, providing multi-line reinsurance to insurance companies. Risks reinsured include property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, other lines, life/annuity and health, and alternative risk transfer solutions. At December 31, 2005, total revenues were $4.2 billion. As of September 30, 2006 total assets were $14.8 billion, total capitalization was $4.4 billion and total shareholders’ equity was $3.5 billion.

      PartnerRe on the Internet: www.partnerre.com

     Forward-looking statements contained in this press release are based on the Company’s assumptions and expectations concerning future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. PartnerRe’s forward-looking statements could be affected by numerous foreseeable and unforeseeable events and developments such as exposure to catastrophe or other large losses, adequacy of reserves, risks associated with implementing business strategies, levels and pricing of new and renewal business achieved, credit, interest, currency and other risks associated with the Company’s investment portfolio and other factors identified in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information contained herein, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company disclaims any obligation to publicly update or revise any forward-looking information or statements.

Contacts:	PartnerRe Ltd.	Sard Verbinnen & Co
	(441) 292-0888	(212) 687-8080
	Investor Contact: Robin Sidders	Drew Brown/Hallie Bozzi
Media Contact: Celia Powell